Exhibit 99.1

Nordson Corporation Reports Fiscal 2013 Third Quarter Results

  Third quarter sales grow 6 percent year-over-year to $403 million
  Third quarter operating profit is $93 million and operating margin is 23 percent
  Third quarter net income is $65 million and GAAP diluted EPS is $1.01
  Fourth quarter guidance: sales expected in the range of $391 to $408 million; GAAP diluted EPS in the range of $0.87 to $0.98

WESTLAKE, Ohio--(BUSINESS WIRE)--August 22, 2013--Nordson Corporation (Nasdaq: NDSN) today reported results for the quarter ending July 31, 2013. Sales were $403 million, a 6 percent increase over the prior year’s third quarter sales. The increase in sales included flat organic volume, a 7 percent increase related to the first year effect of acquisitions, and a negative 1 percent impact related to unfavorable effects of currency translation. Third quarter operating profit was $93 million, operating margin was 23 percent, net income was $65 million and GAAP diluted earnings per share were $1.01, all increases from the levels reported in the second quarter. Prior year third quarter operating profit, net income and earnings per share were $99 million, $67 million and $1.03, respectively. Free cash flow before dividends during the quarter was $85 million, a 17 percent increase over the prior year. A reconciliation of GAAP diluted EPS to normalized amounts and a calculation of free cash flow are included in the attached tables.

“Nordson’s global team delivered a solid quarter in a tough macroeconomic environment and in comparison to a particularly strong period of demand a year ago,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Earnings per share were within our range of guidance, and on a sequential basis, third quarter sales, operating profit, operating margin, net income and earnings per share all increased over the levels reported in the second quarter. We delivered this performance while maintaining our focus on initiatives that are expected to drive growth and performance over the long term, including support for new products, new applications, emerging market expansion and enhanced customer facing capabilities. Investments in these areas are being balanced with a prudent approach to discretionary spending. In addition, our ability to generate high levels of free cash and our confidence in the strength of our business are enabling us to continue funding multiple strategic objectives.”

Nordson also recently announced that its Board of Directors has approved a 20 percent increase to its dividend and has authorized a new $200 million share repurchase program. During the quarter, the company also agreed to acquire two businesses of Munster, Germany-based Kreyenborg Group, a premier supplier of engineered melt stream components to polymer processing customers worldwide. The transaction is expected to close in the fourth quarter.

Third Quarter Segment Results

Total sales volume in Adhesive Dispensing Systems grew 13 percent over the prior year’s third quarter, with nearly all of the increase coming from the first year effect of acquisitions. Organic growth in legacy packaging and product assembly product lines was offset by softness in other product lines. The Adhesive Dispensing Systems segment operating margin for the quarter was 26 percent. In Advanced Technology Systems, sales volume decreased 2 percent compared to the third quarter a year ago, a period in which Nordson delivered organic growth of 33 percent. Growth in automated and semi-automated dispensing product lines and fluid management components was offset by lower demand in test and inspection product lines. The Advanced Technology segment leveraged a sequential increase in volume to deliver strong operating margin of 28 percent, a three percentage point improvement over the level generated in the second quarter. The Industrial Coating Systems segment’s sales volume increased by 10 percent over the previous year, driven mainly by the first year effect of acquisitions. Organic volume growth in powder and liquid coating product lines was offset by softness in larger dollar cold material systems supporting automotive OEMs and container coating systems. The Industrial Coating Systems segment delivered operating margin of 13 percent in the quarter.

Fiscal Year-to-Date Results

For the first-nine-months of fiscal year 2013, sales were $1.1 billion, operating profit was $237 million and net income was $162 million. First-nine-months GAAP earnings per share on a diluted basis are $2.50. Prior year first-nine-months revenue, operating profit, net income and diluted earnings per share were $971 million, $232 million, $157 million and $2.41. Detailed results by operating segment and geography for the third quarter and year-to-date are included in the attached tables, as is an earnings per share reconciliation table.

“Through the first nine months of our fiscal year, Nordson delivered organic growth of more than 4 percent, a level outpacing global GDP,” said Hilton. “On a sequential basis, sales, operating income, operating margin, net income and diluted earnings per share have improved in each quarter of fiscal year 2013. Our team delivered these results as we continued to execute on a variety of initiatives that will benefit future performance.”

Order Rates and Backlog

Order rates for the 12-week period ending August 18, 2013, measured in constant currency, were flat compared to the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma changes in order rates calculated as though 2012 acquisitions were owned in both years.

Backlog at the end of the third quarter was approximately $197 million, a decrease of 21 percent compared to the end of the third quarter a year ago, and flat compared to the end of the second quarter of fiscal 2013. Backlog amounts are calculated at July 31, 2013 exchange rates. “The current macroeconomic environment has caused some customers to delay placing orders for larger dollar, platform-driven systems that helped drive backlog in the third quarter a year ago,” said Hilton.

Outlook

For the fourth quarter of fiscal 2013, sales are expected to be in the range of $391 million to $408 million, a decrease of 7 to 11 percent as compared to the fourth quarter a year ago. This outlook is inclusive of organic volume down 6 to 10 percent and a negative 1 percent currency translation effect based on the current exchange rate environment. Diluted earnings per share are expected to be in the range of $0.87 to $0.98. This outlook does not include results of the previously announced acquisition of Kreyenborg Group’s polymer processing businesses, which has not yet closed.

“Global macroeconomic growth remains modest at this time and has not increased at the pace anticipated by many forecasters earlier this year,” said Hilton. “Softening demand in emerging markets in particular has become more pronounced recently. Our current 12-week order rates reflect these conditions and are flat, with positive activity in the U.S., Europe and the Americas being offset by lower demand in Japan and Asia Pacific. The economic uncertainty has caused some of our customers to delay the purchase of new systems, especially those requiring larger dollar investments. At the same time, orders for replacement parts continue to be strong, indicating that customers continue to maintain their operating rates and we are capturing this volume. While we have delivered strong year-to-date results, Nordson is not immune from overall macroeconomic trends. Our fourth quarter guidance is indicative of these trends, our order rates and customer sentiment. We have proven our ability to adjust and execute in a variety of environments and will continue to do so. Near term, we are reacting to conditions through more aggressive management of discretionary spending and the delay of non-strategic initiatives. And while we are disappointed that the more robust macro growth previously anticipated has not materialized, the fundamentals of our business are intact, and we continue to pursue the strategic objectives that will drive shareholder value. Our current dividend increase and expanded share repurchase authorization reflect that commitment, as does our continued focus on the elements that have made Nordson a top quartile performer over an extended period. These elements include market leading positions, innovative and differentiated technology, direct sales and service, global reach, strong margins and cash flow, a high level of recurring revenue from parts and consumables, a talented work force, and a culture of continuous improvement.”

Nordson will broadcast its third quarter conference call on its web site at http://www.nordson.com/investors on Friday, August 23, 2013 at 8:30 a.m. eastern. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing and processing of adhesives, coatings, polymers and plastics, sealants, biomaterials and other materials and for fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

THIRD QUARTER PERIOD
Period Ending July 31, 2013
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Third Quarter		Year-to-Date
	2013	2012	2013	2012

Net sales	$402,960	$379,872	$1,132,103	$970,901
Cost of sales	177,877	156,658	492,853	388,685
Selling & administrative expenses	131,867	124,676	402,268	350,334

Operating profit	93,216	98,538	236,982	231,882

Interest expense - net	(3,241)	(2,687)	(10,741)	(6,550)
Other income (expense) - net	2,699	(716)	934	413

Income before income taxes	92,674	95,135	227,175	225,745
Income taxes	27,250	28,441	65,135	68,602

Net Income	$65,424	$66,694	$162,040	$157,143

Return on sales	16%	18%	14%	16%
Return on average shareholders' equity	34%	45%	30%	36%

Average common shares outstanding (000's)	64,137	64,029	64,242	64,507
Average common shares and common share equivalents (000's)	64,854	64,725	64,923	65,177

Per share:

Basic earnings	$1.02	$1.04	$2.52	$2.44
Diluted earnings	$1.01	$1.03	$2.50	$2.41

Dividends paid	$.15	$.125	$.45	$.375

Total dividends	$9,622	$7,998	$28,930	$24,189

CONSOLIDATED BALANCE SHEET
	July 31	October 31
	2013	2012

Cash and marketable securities	$75,368	$41,518
Receivables	295,074	324,563
Inventories	183,855	169,585
Other current assets	54,587	50,957
Total current assets	608,884	586,623

Property, plant & equipment - net	189,180	174,931
Other assets	1,056,616	1,067,961
	$1,854,680	$1,829,515

Notes payable and debt due within one year	$10,751	$105,669
Accounts payable and accrued liabilities	211,651	238,015
Total current liabilities	222,402	343,684

Long-term debt	548,232	528,041
Other liabilities	294,404	288,020
Total shareholders' equity	789,642	669,770
	$1,854,680	$1,829,515

Other information:

Employees	5,543	5,361

Common shares outstanding (000's)	64,224	64,257

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

THIRD QUARTER PERIOD
Period Ending July 31, 2013
(Unaudited)

	Third Quarter		% Growth over 2012			Year-to-Date		% Growth over 2012
SALES BY BUSINESS SEGMENT	2013	2012	Volume	Currency	Total	2013	2012	Volume	Currency	Total

Adhesive dispensing systems	$195,992	$175,175	12.9%	-1.0%	11.9%	$575,750	$469,045	24.3%	-1.6%	22.7%
Advanced technology systems	150,280	153,073	-1.5%	-0.3%	-1.8%	388,990	368,178	6.0%	-0.3%	5.7%
Industrial coating systems	56,688	51,624	10.4%	-0.6%	9.8%	167,363	133,678	26.1%	-0.9%	25.2%

Total sales by business segment	$402,960	$379,872	6.7%	-0.6%	6.1%	$1,132,103	$970,901	17.6%	-1.0%	16.6%

	Third Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2013	2012				2013	2012

Adhesive dispensing systems	$50,998	$52,266				$146,011	$151,011
Advanced technology systems	42,465	49,867				96,310	94,550
Industrial coating systems	7,585	7,082				22,896	13,582
Corporate	(7,832)	(10,677)				(28,235)	(27,261)

Total operating profit by business segment	$93,216	$98,538				$236,982	$231,882

	Third Quarter		% Growth over 2012			Year-to-Date		% Growth over 2012
SALES BY GEOGRAPHIC REGION	2013	2012	Volume	Currency	Total	2013	2012	Volume	Currency	Total

United States	$115,809	$100,974	14.7%	-	14.7%	$341,926	$261,823	30.6%	-	30.6%
Americas	28,017	28,041	0.2%	-0.3%	-0.1%	91,851	74,167	24.5%	-0.7%	23.8%
Europe	103,877	95,259	6.2%	2.8%	9.0%	297,708	273,272	8.3%	0.6%	8.9%
Japan	26,704	30,619	5.9%	-18.7%	-12.8%	93,914	90,658	17.5%	-13.9%	3.6%
Asia Pacific	128,553	124,979	2.3%	0.6%	2.9%	306,704	270,981	12.6%	0.6%	13.2%

Total Sales by Geographic Region	$402,960	$379,872	6.7%	-0.6%	6.1%	$1,132,103	$970,901	17.6%	-1.0%	16.6%

	Third Quarter					Year-to-Date
FREE CASH FLOW BEFORE DIVIDENDS	2013	2012				2013	2012

Net income	$65,424	$66,694				$162,040	$157,143
Depreciation and amortization	13,366	9,560				39,555	25,519
Other non-cash charges	2,282	5,621				12,705	12,783
Changes in operating assets and liabilities	10,883	(3,269)				(19,716)	(17,870)
Net cash provided by operating activities	91,955	78,606				194,584	177,575

Additions to property, plant and equipment	(10,855)	(7,180)				(34,569)	(21,550)
Proceeds from the sale of property, plant and equipment	3,730	785				3,760	1,229

Free cash flow before dividends	$84,830	$72,211				$163,775	$157,254

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING AUGUST 18, 2013
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	6%	United States	12%
Advanced technology systems	-7%	Americas	17%
Industrial coating systems	0%	Europe	5%
		Japan	-15%
Total	0%	Asia Pacific	-12%

		Total	0%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though 2012 acquisitions were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

THIRD QUARTER PERIOD
Period Ending July 31, 2013
(Unaudited)

	Third Quarter		Year-to-Date
	2013	2012	2013	2012

Diluted EPS as reported (U.S. GAAP)	$1.01	$1.03	$2.50	$2.41

Short-term inventory purchase accounting adjustments	-	0.02	-	0.04
Acquisition costs	0.01	0.02	0.01	0.02
Severance and restructuring	-	-	0.01	0.05
Gain on sale of real estate	(0.02)	-	(0.02)	-
Pension termination expense	-	-	-	0.01
Discrete tax items	(0.01)	(0.01)	(0.05)	-

Diluted EPS as adjusted (Non-GAAP)	$0.99	$1.06	$2.45	$2.53

Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Our calculation of this non-GAAP measure may not be comparable to the calculation of a similarly titled measure reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, Director, Communications & Investor Relations, 440-414-5639
Jim.Jaye@nordson.com